EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

North American Galvanizing Company, a Delaware corporation
NAGalv – Ohio, Inc., a Delaware corporation
Rogers Galvanizing Company – Kansas City, an Oklahoma corporation
Reinforcing Services, Inc., an Oklahoma corporation
Premier Coatings, Inc., an Oklahoma corporation